EXHIBIT 99.1

STEPAN REPORTS SECOND QUARTER RESULTS

NORTHFIELD, Illinois, July 19, 2006 — Stepan Company (NYSE: SCL) today reported second quarter results for the period ended June 30, 2006.

SUMMARY

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2006	2005	% Change	2006	2005	% Change
Net Sales	$292,033	$278,353	+5	$581,645	$542,605	+7
Net Income	3,077	6,177	-50	6,126	9,421	-35
Earnings per Diluted Share	$0.31	$0.64	-52	$0.62	$0.97	-36

SECOND QUARTER RESULTS

Net income for the quarter was $3.1 million, or $0.31 per diluted share, compared to $6.2 million, or $0.64 per diluted share a year ago. Pretax income declined $4.8 million, largely attributable to the following items:

•	A $1.5 million decline in gross profit that was attributable to a $2.6 million decline in our polymer segment gross profit, partially offset by a $1.4 million improvement in the surfactant segment gross profit. The polymer decline was due to a large nonrecurring polyurethane system contract fulfilled in the year ago quarter. Surfactant gross profit improved on a favorable mix of higher margin products and higher biodiesel sales volume that more than offset overall decline in volume brought about by lower commodity laundry products in North America.

•	Deferred compensation expense rose $1.3 million pretax due to $0.9 million of expense in the quarter compared to $0.4 million of income a year ago. The accounting requirement for the Company’s fully funded deferred compensation plan results in expense when the price of Stepan Company stock or mutual funds held in the plan rise and income when they decline.

•	Legal and consulting expense rose $1.1 million pretax due to pension plan changes in the U.S. and U.K. coupled with higher environmental and regulatory compliance costs. As previously announced, the Company froze its defined benefit pension plan and added a defined contribution plan in order to control the volatility and escalation of pension costs, while still providing portable and competitive benefits.

•	Foreign exchange losses during the quarter were $0.4 million pretax compared to $0.7 million of gains a year ago.

Net sales increased five percent due to higher selling prices (11 percent), partially offset by lower sales volume (six percent).

YEAR-TO-DATE RESULTS

Net income for the year was $6.1 million, or $0.62 per diluted share, compared to $9.4 million, or $0.97 per diluted share last year. Administrative expenses increased by $5.4 million pretax, which more than offset a $1.0 million (two percent) increase in gross profit. Administrative expense included a $3.3 million pretax increase in deferred compensation expense and $1.5 million pretax increase in legal and consulting expenses. The deferred compensation expense increase resulted from year-to-date expense of $2.6 million compared to $0.7 million of income a year ago. Operating income declined to $13.1 million compared to $17.4 million last year as a result of the higher administrative expenses. Included in other income were pretax foreign exchange losses of $0.5 million versus a gain of $0.7 million a year ago.

Net sales increased seven percent to $581.6 million due to higher selling prices (nine percent), partially offset by lower sales volume (two percent).

SEGMENT RESULTS

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2006	2005	% Change	2006	2005	% Change
Net Sales
Surfactants	$219,089	$207,051	+6	$444,366	$408,209	+9
Polymers	64,989	64,167	+1	122,881	121,530	+1
Specialty Products	7,955	7,135	+11	14,398	12,866	+12

Total Net Sales	$292,033	$278,353	+5	$581,645	$542,605	+7

Surfactant earnings rose for the quarter on improved product mix and continued recovery of rising raw material costs in selling prices. However, overall sales volume declined eight percent on lower commodity laundry volume in North America, while higher value added surfactant product sales volume improved. Within the surfactants segment, biodiesel sales reached $10.9 million compared to $6.5 million in the year ago quarter. European earnings remained unchanged as improved profitability in the United Kingdom was offset by weaker results in France. Latin America posted higher earnings due to continued growth in fabric softener sales volume.

Polymer earnings declined on flat volume. The nonrecurring polyurethane system order fulfilled in the year ago quarter was largely responsible for the decline in polymer earnings. Polyurethane polyol earnings improved in North America, but were lower in Europe due to a decline in margins. The new Chinese polyol joint venture recorded a loss for the first six months, but passed the breakeven point late in the quarter and is expected to achieve modest profitability in the second half of 2006. Phthalic anhydride earnings declined due to higher plant repair and maintenance costs.

Specialty products earnings declined slightly on lower food ingredient margins. Sales volume of pharmaceutical products improved.

OPERATING EXPENSES

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2006	2005	% Change	2006	2005	% Change
Marketing	$8,556	$8,714	-2	$16,998	$16,465	+3
Administrative – General	9,500	8,296	+14	18,369	16,268	+13
Administrative – Deferred Compensation Obligations	916	(343)	NM	2,580	(761)	NM
Research, development and technical service	7,313	7,570	-3	14,493	15,197	-5

Total	$26,285	$24,237	+8	$52,440	$47,169	+11

Operating expenses rose $2.0 million, or eight percent, for the quarter and $5.3 million, or 11 percent, for the year. Deferred compensation expense represented $1.3 million and $3.3 million of the quarter and year-to-date increase, respectively. General administrative expense increased $1.2 million and $2.1 million for the quarter and year-to-date, respectively, due primarily to higher legal and consulting costs related to recent pension plan changes, environmental and regulatory compliance.

OTHER INCOME AND EXPENSE

Interest expense rose nine percent and eleven percent for the quarter and year-to-date, respectively, due to higher average debt levels and interest rates.

The provision for income taxes reflects a 29.4 percent year-to-date effective tax rate compared to 33.5 percent in the prior year. The lower rate is primarily attributable to tax credits granted in the United States for production of biodiesel under energy legislation enacted during 2005.

OUTLOOK

“Sales volume was weak in April and then steadily improved throughout the quarter,” said F. Quinn Stepan, Jr., President and Chief Executive Officer. “The polymer group expects improved volume and earnings in the second half. We have announced price increases to recover continued raw material cost escalation tied to crude oil. Surfactants earnings should improve in the second half on a favorable product mix, despite continued lower commodity volumes in North America. Fabric softeners volume will continue to grow. The new fabric softener plant at our Philippine joint venture was completed this quarter and commercial operations have started. Biodiesel earnings will improve over the balance of the year. We continue to evaluate alternatives for greater participation in the biodiesel market,” said Mr. Stepan.

CONFERENCE CALL

Stepan Company will host a conference call to discuss the second quarter results at 2:00 p.m. Eastern Daylight Time on July 19, 2006. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

STEPAN COMPANY

Statements of Income

For the Three and Six Months Ended June 30, 2006 and 2005

(Unaudited – 000’s Omitted)

	Three Months Ended June 30				Six Months Ended June 30
	2006	2005	% Change		2006	2005	% Change
Net Sales	$292,033	$278,353	+	5	$581,645	$542,605	+	7
Cost of Sales	258,789	243,650	+	6	516,067	478,086	+	8

Gross Profit	33,244	34,703	-	4	65,578	64,519	+	2

Operating Expenses:
Marketing	8,556	8,714	-	2	16,998	16,465	+	3
Administrative	10,416	7,953	+	31	20,949	15,507	+	35
Research, development and technical services	7,313	7,570	-	3	14,493	15,197	-	5

	26,285	24,237	+	8	52,440	47,169	+	11

Operating Income	6,959	10,466	-	34	13,138	17,350	-	24
Other Income (Expense):
Interest, net	(2,179)	(2,006)	+	9	(4,240)	(3,805)	+	11
Income (loss) from equity in joint venture	(8)	2	-	—	(103)	(106)	-	3
Other, net	(368)	724	-	—	(226)	694	-	—

	(2,555)	(1,280)	+	100	(4,569)	(3,217)	+	42
Income Before Provision for Income Taxes and Minority Interest	4,404	9,186	-	52	8,569	14,133	-	39

Provision for Income Taxes	1,352	3,026	-	55	2,518	4,733	-	47

Minority Interest	25	17	+	47	75	21	+	257

Net Income	$3,077	$6,177	-	50	$6,126	$9,421	-	35

Net Income Per Common Share
Basic	$0.32	$0.66	-	52	$0.63	$1.00	-	37

Diluted	$0.31	$0.64	-	52	$0.62	$0.97	-	36

Shares Used to Compute Net Income Per Common Share
Basic	9,124	8,995	+	1	9,085	8,994	+	1

Diluted	9,957	9,676	+	3	9,886	9,685	+	2

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